UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3080 Bristol Street, Suite 550
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 28, 2017, RW Holdings NNN REIT, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership (the “Buyer”), completed the acquisition of a 72.7% tenant in common interest in real estate property consisting of three industrial and office buildings located on two parcels of land with an aggregate net rentable space of approximately 91,740 square feet in Santa Clara, California (the “Santa Clara Property”). The remaining 27.3% interest is owned by two special purpose limited liability companies that are controlled by a board member of the Company’s sponsor (the “Co-tenants in Common”, and together with the Buyer, the “Buyers”). The seller is not affiliated with the Company or its affiliates.

The contractual purchase price of the Santa Clara Property was $29 million less certain closing costs. The Buyer funded its pro rata share of the purchase of the Santa Clara Property with proceeds from its ongoing initial public offering and the Loan (described under Item 2.03 of this Current Report on Form 8-K).

The buildings in the Santa Clara Property are leased to an unaffiliated tenant pursuant to two separate lease agreements. Both lease agreements have lease terms that expire on March 16, 2026. The Santa Clara Property is expected to generate approximately $18.2 million in total rental revenue over the course of the remaining terms of the leases.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 28, 2017, the Buyer, along with the Co-tenants in Common, entered into a mortgage loan agreement with River City Bank (“River City”) for a principal sum of $14.5 million (the “Loan”) to fund the acquisition of the Santa Clara Property. River City is not affiliated with the Company or its affiliates. The Loan is secured by a first priority lien on the Santa Clara Property and an assignment of all rents on the Santa Clara Property.

The Loan requires monthly payments of principal and interest. Principal and interest accrued on the Loan are due and payable on the first day of each month commencing in November 2017. The Loan has a fixed interest rate per annum equal to 3.86% and matures on October 1, 2027. The Loan may be prepaid at any time, subject to certain conditions, including but not limited to the payment of a prepayment penalty in the event of prepayment of the Loan prior to July 1, 2027.

The Loan contains various customary events of default, with corresponding grace periods, including, without limitation, covenants regarding the making of applicable payments as they come due, false statements and other customary covenants which are more fully described therein. Upon the occurrence of an event of default under the Loan, River City may declare all sums owed under the Loan immediately due and payable. The Buyer’s liability under the Loan and the related loan documents is joint and several and therefore limited to the Buyers’ collective interest in the Santa Clara Property, including its leases and rents.

In connection with the Loan, the Company provided a non-recourse carve out guaranty of the payment of certain losses, damages, costs or expenses incurred or suffered by River City as a result of certain intentional acts and other events adversely affecting the Santa Clara Property. The Co-tenants in Common have agreed to indemnify the Company with respect to any guaranty obligations to the extent of their pro rata interest in the Santa Clara Property.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Real Estate Acquired.

The Company intends to file, by amendment to this Form 8-K, any financial statements required by Item 9.01(a), no later than 71 days after October 4, 2017.

(b)	Pro Forma Financial Information.

The Company intends to file, by amendment to this Form 8-K, any pro forma financial information required by Item 9.01(b), no later than 71 days after October 4, 2017.

(d)	Exhibits.

2.1*	Agreement for Purchase and Sale of 2210-2260 Martin Avenue, Santa Clara, California, dated August 25, 2017, between San Tomas Income Partners LLC and Rich Uncles NNN Operating Partnership, LP.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RW HOLDINGS NNN REIT, INC. (Registrant)
By:	/s/ Jean Ho
	Name:	Jean Ho
	Title:	Chief Financial Officer

Date: October 4, 2017